EXHIBIT 10.1

NON-MANAGEMENT DIRECTOR COMPENSATION SUMMARY

Effective July 1, 2006, as described in detail below, our non-management directors (“Outside Directors”) will be compensated as follows:

1.	Cash Retainer:

Board Meetings. Each Outside Director will receive an annual retainer of $20,000 and a per-meeting attendance fee of $750 per meeting. The Chairman of the Board will also receive an additional $20,000 annual retainer.

Committee Meetings. Members of the Audit Committee will receive a per meeting attendance fee of $1,000; the Chairman of the Audit Committee will also receive a $12,000 annual retainer.

Members of the Compensation Committee and Nominating & Corporate Governance Committee will receive a per meeting attendance fee of $500; the Chairman of the Compensation Committee will also receive a $6,000 annual retainer.

2.	Equity Grants

As part of the compensation for Outside Directors, it is the intent that each Outside Director will receive an annual restricted stock award for 750 shares of company common stock. In 2005, each Outside Director received a restricted stock award for 2,000 shares, 1,000 shares that vested during 2005, and the remaining 1,000 shares that will vest equally during 2006 and 2007. Accordingly, for the years 2006 and 2007, the annual restricted stock award to Outside Directors will equal 250 shares.